HILLMAN SOLUTIONS CORP.
10590 Hamilton Avenue

Cincinnati, OH 45231

August 25, 2021

VIA EDGAR TRANSMISSION

Re:       Hillman Solutions Corp.

             Registration Statement on Form S-1 (File No. 333-258823)

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.
Washington, D.C. 20549

Attention: Thomas Jones

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Hillman Solutions Corp. (the “Company”) hereby requests that the effective date of the above-referenced Registration Statement be accelerated so that it may become effective at 9:00 a.m., Washington, D.C. time, on August 27, 2021, or as soon as practicable thereafter.

If you require any additional information with respect to this letter, please contact Craig Marcus (617-951-7802) of Ropes & Gray LLP.

[Signature Page Follows]

Very truly yours,

HILLMAN SOLUTIONS CORP.

By:	/s/ Douglas D. Roberts
	Name:	Douglas D. Roberts
	Title:	Vice President, General Counsel and Secretary